Exhibit 2.1
FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 31, 2008, is by and among Republic Services, Inc., a Delaware corporation (“Republic”), RS Merger Wedge, Inc., a Delaware corporation and a wholly owned subsidiary of Republic (“Merger Sub”), and Allied Waste Industries, Inc., a Delaware corporation (“Allied”).

RECITALS

WHEREAS, Republic, Merger Sub and Allied entered into that certain Agreement and Plan of Merger, dated June 22, 2008 (the “Agreement”); and

WHEREAS, Republic, Merger Sub and Allied desire to amend the terms of the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

1. Recitals.  The foregoing recitals are true and correct and are incorporated by reference herein.

2. Definitions.  Except as otherwise defined in this Amendment, all capitalized terms used and not defined herein shall have the meanings given to them in the Agreement.

3. Amendments to Agreement.  The following amendments to the Agreement shall become effective immediately upon the execution of this Amendment:

(a) The reference to Section 3.05 in the Table of Contents of the Agreement is hereby deleted in its entirety and the reference to Section 3.04 in the Table of Contents of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 3.04 By-laws of Republic”

(b) The reference to Exhibit B in the Table of Contents of the Agreement is hereby deleted in its entirety and the reference to Exhibit A in the Table of Contents of the Agreement is hereby deleted in its entirety and replaced with “EXHIBIT A — NEW REPUBLIC BY-LAWS.”

(c) The defined term “Republic Charter Amendment” contained in Article I of the Agreement is hereby deleted in its entirety.

(d) The defined term “Republic Share Issuance” contained in Article I of the Agreement is hereby amended and restated in its entirety as follows:

“Republic Share Issuance” means the issuance, as a result of or in connection with the Merger or this Agreement, of: (i) Republic Common Stock to holders of Allied Common Stock or to holders of Allied securities (or former Allied securities) that are or were (whether currently or upon the occurrence of a contingency) convertible into, exercisable for or settled in Allied Common Stock; and (ii) securities of Republic that are or could become (whether currently or upon the occurrence of a contingency) convertible into, exercisable for or settled in Republic Common Stock in place of securities of Allied that are or could become (whether currently or upon the occurrence of a contingency) convertible into, exercisable for or settled in Allied Common Stock.”

(e) Section 3.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 3.04 By-laws of Republic.  Republic shall take all actions necessary to cause the by-laws of Republic at the Effective Time to be in the form of Exhibit A (the “New Republic By-laws”), subject to Section 7.14(d).”

(f) Section 3.05 of the Agreement is hereby deleted in its entirety.

(g) Section 5.04(a) of the Agreement is hereby amended and restated in its entirety effective as of June 22, 2008 as follows:

“(a) Each of Republic and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Republic and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger and the Republic Share Issuance, have been duly authorized by all necessary corporate action on the part of Republic and Merger Sub other than, as of the date hereof, the receipt of the Republic Stockholder Approval and adoption of this Agreement by Republic as the sole stockholder of Merger Sub, and except, as of the date hereof, for the Republic Stockholder Approval in the case of the Republic Share Issuance and adoption of this Agreement by Republic as the sole stockholder of Merger Sub, no other corporate action on the part of Republic or Merger Sub is necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Republic and Merger Sub and constitutes (assuming the due authorization, execution and delivery by Allied) the valid and binding obligation of Republic and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.”

(h) Section 5.04(b) of the Agreement is hereby amended and restated in its entirety effective as of June 22, 2008 as follows:

“(b) The Republic Board, at a meeting duly called and held prior to execution of this Agreement, unanimously: (i) approved and declared advisable this Agreement and the transactions contemplated hereby; (ii) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Republic and its stockholders; and (iii) resolved to recommend that the holders of Republic Common Stock grant the Republic Stockholder Approval.”

(i) Section 5.04(c) of the Agreement is hereby amended and restated in its entirety effective as of June 22, 2008 as follows:

“(c) Assuming the accuracy of the representations and warranties contained in Section 4.22, the only vote of holders of Republic Common Stock necessary to approve this Agreement and the transactions contemplated hereby is (i) the approval of the Republic Share Issuance by the affirmative vote of a majority of votes cast at the Republic Stockholder Meeting, provided that the total votes cast on the Republic Share Issuance represent over 50% in interest of all securities entitled to vote on the Republic Share Issuance and (ii) the approval of the Republic Share Issuance by the affirmative vote of the holders of a majority of the voting power of the shares of Republic Common Stock present in person or by proxy at the Republic Stockholder Meeting and entitled to vote on the Republic Share Issuance, provided, that, in the case of each of (i) and (ii) immediately above, the holders of a majority of the voting power of the outstanding shares of Republic Common Stock entitled to vote at the Republic Stockholder Meeting must be present thereat, in person or by proxy (collectively, the “Republic Stockholder Approval”).”

(j) Section 7.02(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) Except as otherwise permitted by this Agreement or as may be necessary to avoid violation of applicable Law and subject to Section 6.02, (i) Republic shall use all commercially reasonable efforts in accordance with and subject to the DGCL and other applicable Law, the Republic Charter and Republic By-laws and the rules of the NYSE to cause a meeting of its stockholders (the “Republic Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of securing the Republic Stockholder Approval, (ii) the Joint Proxy Statement/Prospectus shall contain the recommendation of the Republic Board that the Republic’s stockholders approve the Republic Share Issuance (the “Republic Recommendation”), and (iii) Republic shall not withhold, withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withhold, withdraw, modify or qualify) in any manner adverse to Allied such recommendation or take any other action or make any other public statement in connection with the Republic Stockholder Meeting inconsistent with the Republic Recommendation (any actions in clause (iii) a “Change in Republic Recommendation”).”

(k) Section 7.12 of the Agreement is hereby amended and restated in its entirety as follows:

“7.12 Stock Exchange Listing.  Republic shall use its best efforts to cause the shares of Republic Common Stock to be issued as a result of or in connection with the Merger to be approved for listing on the NYSE, subject to official notice of the issuance, prior to the Closing Date.”

(l) Section 8.01(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) Stock Exchange Listing. The shares of Republic Common Stock issuable as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.”

(m) The document attached as Exhibit A to the Agreement as of June 22, 2008 is hereby deleted in its entirety and the document attached as Exhibit B to the Agreement as of June 22, 2008 is hereby renamed Exhibit A.

4. Miscellaneous. Except as expressly modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. In the event that any one or more of the provisions contained in this Amendment shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment. This Amendment may be executed in several counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. From and after the date hereof, all references to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment, and all disputes between the parties under or related to this Amendment or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without reference to conflicts of laws principles. In the event of a conflict between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall control in all respects.

(Intentionally left blank)

IN WITNESS WHEREOF, Republic, Merger Sub and Allied have duly executed this Amendment as of the date first written above.

REPUBLIC SERVICES, INC.

By:	/s/ James E. O’Connor
Name:     James E. O’Connor

Title:	Chairman of the Board and
Chief Executive Officer

RS MERGER WEDGE, INC.

By:	/s/ James E. O’Connor
Name:     James E. O’Connor

Title:	President

ALLIED WASTE INDUSTRIES, INC.

By:	/s/ John J. Zillmer
Name:     John J. Zillmer

Title:	Chairman of the Board and
Chief Executive Officer

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